Exhibit 21.1

Subsidiaries of the Registrant

Name of Entity	Jurisdiction
Squarespace Ireland Limited	Ireland
Squarespace Domains LLC	Delaware
Unfold Creative, LLC	Delaware
Tock LLC	Delaware